Exhibit 10.1

FIRST AMENDED CONSULTING AGREEMENT

THIS FIRST AMENDED CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of August 14, 2012 (the “Effective Date”), by and between InfuSystem Holdings, Inc., a Delaware corporation, having a business address of 31700 Research Park Drive, Madison Heights, Michigan 48071 (“Company”), and Jonathan P. Foster, having a business address of 109 Red Berry Lane, Easley, South Carolina 29642 (“Consultant”).

WITNESSETH:

WHEREAS, Company engaged Consultant to provide certain services to Company pursuant to that certain Consulting Agreement between the parties dated March 16, 2012 (the “Original Agreement”), and Consultant and Company desire to amend and restate the Original Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Services. Company hereby retains Consultant to serve as Company’s Chief Financial Officer effective as of the Effective Date and to exercise such authority, perform such executive duties and functions and discharge such responsibilities as the Chief Executive Officer of Company may from time to time determine, consistent with Consultant’s position in Company.

2. Compensation. In consideration for the services provided by Consultant hereunder, Company shall pay Consultant a fee of $25,000 on the 15th day of each month during the Term and $25,000 on the last day of each month during the Term. Consultant agrees to waive participation in all of Company’s employee benefit plans, programs or arrangements, to the extent legally possible without violating the terms of any such plans, programs or arrangements, and sign any documentation that may be necessary to affect such waiver. In the event that a “Change in Control” of Company occurs during the Term of this Agreement or within 30 days of Consultant’s termination by Company without cause, Company shall pay the following amounts to Consultant within fifteen days after the occurrence of the Change in Control: (i) $125,000, plus (ii) the sum of all fees that would have been paid by Company to Consultant from the date of the Change in Control until March 16, 2013 under the terms of the first sentence of this Paragraph 2, up to a maximum of 5 months compensation. For purposes of this Agreement, the term “Change in Control” means (a) the change in a majority of the members of the Company’s Board of Directors within a sixty-day period of time, (b) the sale, lease, exchange or other transfer of all or substantially all of the assets of Company, or (c) the consummation by Company of a reorganization, merger, share exchange, consolidation or other transaction as a result of which the persons owning Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, less than 50% of the voting securities of the surviving entity in such transaction.

3. Expenses. Company agrees to reimburse Consultant for all expenses reasonably and actually incurred by Consultant in performing services under this Agreement, including but not limited to travel, maintaining necessary certifications, cell phone and office supplies, in accordance with Company policy as applicable to other executive officers. Additionally, Company shall reimburse Consultant up to $7,500 for legal expenses incurred by Consultant in negotiating this Agreement and the Original Agreement, which expenses shall be reimbursed by Company to Consultant within 15 days after the Consultant provides Company with supporting documentation confirming the amount of such expenses incurred by Consultant.

4. Term; Termination. This Agreement shall be effective as of the Effective Date and shall continue until March 16, 2013 (the “Term”). Prior to expiration of the Term, Company may terminate this Agreement and Consultant’s engagement hereunder, provided that unless such termination is for Cause, Company will not be relieved of its obligation to make the payments as scheduled pursuant to Paragraph 2 through the expiration of the Term. For purposes of the foregoing, Cause shall mean the Consultant’s: (i) material failure, refusal, or neglect to perform his reasonable responsibilities as Chief Financial Officer, (ii) conviction of a felony or crime involving moral turpitude, or (iii) gross negligence or willful misconduct that has an adverse effect upon Company; provided that with respect to (i) and (iii) above, to the extent curable, Company shall first provide the Executive with 30 days advance written notice of a proposed termination for Cause, and an opportunity to cure the conduct giving rise to the proposed termination for Cause within such 30 day period. A Change in Control shall terminate this Agreement and Consultant’s engagement hereunder, and, in such event: (a) Consultant shall only be entitled to the Change in Control payments set forth in Paragraph 2 of this Agreement, and (b) upon the completion of such payments, Company may at its sole option reengage Consultant for an additional term of six months from the date of Change in Control, under the same compensation and other terms of this Agreement, by notifying Consultant in writing of its decision within 5 days of a Change in Control.

5. Cooperation with the Company. Consultant shall cooperate and work with Company in connection with Consultant’s activities under this Agreement. Consultant shall keep Company informed as to Consultant’s activities under this Agreement. Unless otherwise instructed in writing, Consultant shall report to, and deal with, the Chief Executive Officer of the Company in connection with his performance hereunder.

6. Relationship of the Parties; Taxes. Both Company and Consultant agree that Consultant will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be deemed to constitute a relationship of agency, joint venture, partnership or any other relationship than that specified. Amounts payable hereunder shall be subject to applicable withholding taxes.

7. Indemnification. During the Term and thereafter, Company shall indemnify Consultant to the fullest extent permitted by applicable law, and Consultant shall be entitled to the protection of insurance policies Company may elect to maintain generally for the benefit of its officers, with respect to all costs, charges and expenses whatsoever incurred or sustained by Consultant in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been an officer of Company or having served any other enterprise as a director, officer or employee at the request of Company. Company shall maintain director and officer insurance at reasonable and customary levels which shall also cover Consultant.

8. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, via overnight courier or by United States mail, certified or registered, return receipt requested, postage prepaid, to the respective business addresses set forth in the opening paragraph of this Agreement.

9. Modification, Waiver, Amendments. No provision of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing, signed by Consultant and Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments, modifications or additions to this Agreement, including but not limited to any modification to the Term, shall be binding unless in writing and signed by all parties hereto.

10. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of South Carolina, without regard to choice of law principles.

11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and any prior understanding or representation of any kind preceding the date of this Agreement, including but not limited to the Original Agreement, shall not be binding upon either party except to the extent incorporated in this Agreement.

13. Assignment, Delegation and Subcontracting. Neither party may assign, delegate or subcontract its rights or obligations under this Agreement without express written consent of the other party.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amended Consulting Agreement to be effective as of the day and year first hereinabove written.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Dilip Singh
Name:	Dilip Singh
Its:	Chief Executive Officer

CONSULTANT

/s/ Jonathan P. Foster
Jonathan P. Foster